Exhibit 99.1

Contact: Dwaine Stevens

(904) 781-8600, ext. 6107

Publix Reports Third Quarter 2008 Results and Stock Price

LAKELAND, Fla., Nov. 3, 2008 — Publix’s sales for the third quarter of 2008 were $5.8 billion, a 3.7 percent increase from last year’s $5.6 billion. Comparable-store sales for the third quarter of 2008 increased 1.2 percent.

Net earnings for the third quarter were $201.8 million, compared to $249 million in 2007, a decrease of 18.9 percent. Earnings per share for the third quarter of 2008 were $0.25, compared to $0.30 per share in 2007.

Publix’s sales for the first nine months of 2008 were $17.9 billion, a 4.4 percent increase from last year’s $17.1 billion. Net earnings for the first nine months of 2008 were $840.7 million, compared to $873 million in 2007, a decrease of 3.7 percent. Earnings per share for the first nine months of 2008 were $1.02, compared to $1.04 per share in 2007.

These amounts are based on unaudited reports that will be filed this week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Nov. 6, 2008, on its Web site at www.publix.com/stock.

Publix’s stock price decreased from $19.70 per share to $17.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“In these tough times, our costs are continuing to rise while many customers are struggling to make ends meet. So our results and stock price were significantly affected by this difficult operating environment,” said Publix CEO Ed Crenshaw. “In spite of this, I’m proud of the effort Publix associates are putting forth to serve our customers.”

Publix is privately owned and operated by its 142,000 employees, with 2007 sales of $23 billion. Currently Publix has 961 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 11 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s Web site, www.publix.com. ###